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                                                                    EXHIBIT 21.1



                              ELOYALTY CORPORATION


                          SUBSIDIARIES OF THE COMPANY



The following are all the subsidiaries of eLoyalty and were established in connection with eLoyalty being spun-off from Technology Solutions Company effective February 15, 2000.




eLoyalty Europe                    Delaware

eLoyalty Limited                   UK

eLoyalty GMBH                      Germany

eLoyalty France SARL               France

eLoyalty Ltd.                      Switzerland

eLoyalty Pty. Ptd                  Australia

eLoyalty Corporation               Canada
(Canada)

Geising International Ltd.         New York